Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-183963 of our report dated May 11, 2012 (August 13, 2012 as to the effects of the restatement discussed in Note 2) relating to the consolidated financial statements of Silvercrest L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the annual goodwill impairment testing date) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 6, 2012